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                                  EXHIBIT 99.3

Contact: Thomas J. Dudchik
Information Architects Corporation
Morrocroft II
4064 Colony Road
Charlotte, NC 28211
(704) 365-2324
thomas.dudchik@ia.com


INFORMATION ARCHITECTS CORPORATION AND DATA SYSTEMS NETWORK CORPORATION ANNOUNCE TERMINATION OF THE PROPOSED MERGER


CHARLOTTE, N.C AND FARMINGTON HILLS, MI., SEPTEMBER 15TH -- Data Systems Network Corporation (OTC BB: DSYS) and Information Architects Corporation (Nasdaq:IARC) announced a mutual agreement to terminate the Agreement and Plan of Merger dated January 31, 1999 between the two companies.

According to Information Architects' CEO Robert F. Gruder and Data Systems' CEO, Michael Grieves, "During the course of completing the merger, it became apparent that the business objectives of the two companies have changed, and that the companies are moving in different strategic directions than anticipated at the time the Agreement was entered into. Information Architects is focused on becoming a major player in the Internet marketplace through its Content Syndication and Aggregation offering, implementing the patented Metaphoria technology. Data Systems has focused its efforts on delivering professional services in the area of infrastructure design, implementation, and management for governmental and corporate accounts. Both companies believe the termination of the merger to be in the best interests of their shareholders."

Forward Looking Statements
The foregoing statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes" or "continue," the negative thereof, other variations of comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the impact of competitive products and services, our ability to manage growth and acquisitions of technology or people, diversification of our business, the effect of economic and business conditions, including risks inherent in international operations, the ability to attract and retain technical personnel and other risks detailed from time to time in our SEC reports. The companies assume no obligation to update the information in this release.